EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 14, 2006, relating to the April 2, 2006 and April 3, 2005 financial statements and financial statement schedule of Precision Castparts Corp. which appears in the Annual Report on Form 10-K for the year ended April 1, 2007.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Portland, Oregon

July 25, 2007